[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Exhibit 10.3

License and Supply Agreement

This License and Supply Agreement (the “Agreement”) is made and entered into by and between diaDexus, Inc.,  located at 349 Oyster Point Boulevard, South San Francisco, CA 94080-1913 (hereinafter “Licensor”), and OriGene Technologies, Inc., located at  9620 Medical Center Dr., Suite 200, Rockville, MD 20850 (“OriGene”), and Wuxi OriGene Biotechnology Co., Ltd, a corporation organized under the laws of China located at No. 168, Meiliang RD, Mashan, Binhu District Wuxi City, Jiangsu Province, 214092 China, which is an Affiliate of OriGene (“WOBC”) (OriGene and WOBC are referred to herein collectively as “Licensee”), effective as of September 4, 2015, (the “Effective Date”).  Licensor, OriGene and WOBC may be referred to herein individually as a “Party”, and collectively as the “Parties”.

WHEREAS, Licensor is the owner of certain Materials (as defined below) and owns or controls certain intellectual property rights relating to such Materials has the right to grant a license to such Materials;

WHEREAS, Licensee is interested in licensing the Materials for the purpose of developing and commercializing an Lp-PLA2 mass diagnostic test under the terms of this Agreement; and

WHEREAS, Licensee wishes to purchase, and Licensor wishes to supply to Licensee under the terms of this Agreement, certain raw materials needed for such Lp-PLA2 mass assay diagnostic products  for use by Licensee to produce and sell such diagnostic test in certain east Asia countries (as specified below);

NOW, THEREFORE, in consideration of the promises and the mutual covenants contained herein, the Parties hereto agree as follows:

SECTION 1.  DEFINITIONS

For the purposes of this Agreement, the following words and phrases shall have the following meanings:

1.1“Affiliate” means, with respect to a Party, any person or entity that, directly or indirectly, controls, is controlled by or is under common control with such Party.  For purposes of this definition, the term “control” (with correlative meanings for the terms “controlled by” and “under common control with”) means that the applicable person or entity has the actual ability to direct and control the management and business decisions of the applicable Party, whether through ownership of sufficient numbers of outstanding voting securities of the Party, or by contract right, or other powers possessed by such person or entity.

1.2“Field” shall mean the diagnostic and prognostic markets.

1.3"First Commercial Sale" means the first sale  of a Licensed Product to a third party by Licensee (or its Affiliate or sublicensee) in any country in which such Licensed Product has been approved for sale by a regulatory authority of that country.   For clarity, transfer for research or without consideration for clinical trial purposes shall not be included in the foregoing.

1.4“First Regulatory Approval” means the first regulatory approval of a Licensed Product by a regulatory authority in [*].

1.5“Know-How” shall mean the proprietary information, techniques, methods, procedures, knowledge, results, test data, analytical and quality control data, and protocols that (a) is owned by Licensor, (b) has been created, developed, and fixed in any tangible medium of expression, and (c) directly relates to the use of the Materials and is needed by Licensee in order to make and sell Licensed Products in the Territory.

1.6“Licensed Product” shall mean any antibody-based Lp-PLA2 mass assay products that incorporates any of the Materials.

1.7“Lp-PLA2 Activity Assay” shall mean the Licensor’s Lp-PLA2 activity assay.

1.8“Material” or “Materials” shall mean the material(s) that are listed and set forth in Exhibit A, to be provided to Licensee as contemplated in this Agreement.

1.9“Net Sales” means the gross amounts invoiced, charged or otherwise billed, less the applicable Sales Deductions (as defined below), to the extent incurred on the sales or other commercial transfer of Licensed Product by Licensee and its Affiliates, distributors, and sublicensees to end users and other non-affiliated customers.

As used herein, “Sales Deductions” means the sum of the following deductions to the extent actually incurred in connection with the sale or commercial transfer of the Licensed Product:  (i) normal trade discounts, volume discounts, and sales rebates to the extent granted after the invoiced price; (ii) credits or refunds for spoiled, damaged, outdated or returned goods; (iii) sales and other excise taxes imposed upon the sale or commercial transfer of Licensed Product(s), (iv) charge-back payments and rebates granted to managed health care organizations or to federal, state and local governments, their respective agencies, purchasers or reimbursers, not to exceed customary amounts, and (v) freight, transportation, distribution, packing and insurance costs to the extent separately set forth in the invoice and actually due and incurred.

The term Net Sales shall include the fair market value of any non-cash consideration from sale or transfer of Licensed Products received by Licensee or its Affiliate or sublicensee.

Licensed Products shall be considered “sold” when invoiced, billed or delivered, whichever occurs first.  Licensed Product transferred without consideration and used for promotional or advertising purposes (in reasonable and customary amounts) or for charitable research purposes or for donations shall not be included in Net Sales.

1.10“Qualified Product” means a Licensed Product produced by Licensee for which: (a) Licensee has created clinical data demonstrating (on a statistically significant basis) the performance of such Licensed Product as an Lp-PLA2 ELISA diagnostic test; and (b) Licensee has provided such data to Licensor, and Licensor has determined that such data shows (on a statistically significant basis) that such diagnostic performance of the Licensed Product is at least equivalent to the performance of Licensor’s PLAC ELISA assay (such determination to be made in good faith); and (c) the quality and performance of such Licensed Product meets or exceeds the quality and performance of Licensor’s PLAC ELISA assay, as determined in good faith by Licensor.

1.11“Territory” shall mean [*].  Licensor agrees to discuss in good faith, as requested by Licensee from time to time, possible terms for addition of certain other Asian countries to the definition of “Territory”.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

SECTION 2. LICENSE GRANT

2.1License.  Licensor hereby grants and Licensee accepts, during the term of and subject to the terms and conditions of this Agreement, an exclusive, royalty-bearing license, to the Materials and applicable Know-How solely to make, have made, use, import, offer to sell, sell and have sold Licensed Products in the Field solely in the Territory.  Licensee shall not have any rights to grant sublicenses, except with the prior written consent of Licensor.  Licensee shall not use or practice or commercialize, or transfer to any third party, the Materials or Know-How for any purpose or use except as permitted in the foregoing license.

2.2Provision of Material and Know-How.  Within 30 days following the Effective Date, Licensor shall deliver the evaluation Materials and required Know-How to Licensee to Licensee at its facility in Foster City, CA, unless otherwise agreed upon in writing. Such delivery shall be made by Licensor providing the evaluation Materials to a courier selected and engaged by Licensee.  If within 30 days after Licensee receives the evaluation Materials, Licensee determines that the Materials received from Licensor does not conform to the Specifications (such as it was contaminated upon arrival or otherwise unsuitable and thus is non-conforming), then Licensee will so notify Licensor and will provide a sample of the Material and the details of Licensee’s determination that such Materials are unsuitable.  If Licensor agrees with Licensee, and the unsuitability was caused by Licensor, then Licensee will destroy the non-conforming Materials, and Licensor will provide new or replacement Materials at no additional cost, as soon as practicable, and shall use reasonable efforts to provide such replacement Materials within twelve (12) weeks of receipt of such notice.  If Licensee does not deliver to Licensee the evaluation Materials conforming to the Specifications, by the date six (6) months after the Effective Date, then Licensee may terminate this Agreement on written notice to Licensor provided within twenty (20) days after the end of such six months period. Upon such termination by Licensee due to the Materials being unsuitable due to a Licensor fault, Licensor shall refund the monies paid (if any) under Section 5.3(g) of this Agreement, by Licensee to Licensor under this Agreement prior to such termination for the initial bulk order, and this Agreement shall then be deemed null and void.

2.3Option to Negotiate.  Licensor grants to Licensee a right of first offer to obtain (to the extent available) a license to the Materials and Know How for use in commercializing the Licensor’s Lp-PLA2 Activity Assay in the Territory, subject to the following: In the event that Licensor is offering a third party the opportunity to license its Lp-PLA2 Activity Assay for commercialization in the Territory, Licensor shall give notice to the Licensee, stating (i) its bona fide intention to offer a license to the Lp-PLA2 Activity Assay, and (ii) [*]. The Licensee shall notify Licensor, within twenty (20) days after notice is given, of whether the Licensee desires to obtain such a commercial license in the Territory for the Lp-PLA2 Activity Assay.  If Licensee provides such notice requesting such a license, then the Parties shall negotiate in good faith thereafter to seek to agree on the terms of the license, for up to [*] days of the Licensee’s exercise of the negotiation rights in this paragraph.  If the license agreement is not agreed to and executed by the Parties by the end of such negotiation period, then Licensor shall not have further obligations under this paragraph 2.3.

SECTION 3.  ECONOMIC CONSIDERATION; REPORTS

3.1License Consideration.  Licensee shall pay to Licensor the following amounts in part consideration for the license granted under this Agreement:

(a) OriGene shall purchase from Licensor One Million U.S. dollars ($1,000,000) in Licensor’s common stock, such purchase at per share price equal to 110% of the arithmetic average of the closing prices (as quoted on NASDAQ) for the sales of Licensor common stock for the ten trading days prior to the closing of such sale, pursuant to the terms and conditions of a stock purchase agreement between the Licensor and Licensee containing

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

standard terms for such a sale and issuance.   Such purchase shall be completed on a date established by Licensor, on no fewer than five (5) days advance written notice.

3.2Milestone Payments.  Licensee shall pay to Licensor one-time milestone payments as follows:

(a) [*] milestone payment within 30 days after the date of Licensee’s (or its Affiliate’s or sublicensee’s) First Commercial Sale of Licensed Product anywhere in Territory; and

(b) [*] milestone payment within 30 days after the date when aggregate Net Sales of Licensed Products first equal or exceed [*].

3.3 Royalty on Net Sales. Licensee agrees to pay Licensor a royalty of [*] on Net Sales of Licensed Products sold or otherwise commercialized during the term of this Agreement.  Such royalty payments shall accrue on a quarterly basis, based on the sales in the quarter.

3.4Single Royalty.   It is agreed and understood by the Parties that only a single royalty under Section 3.3 is due hereunder for the sale of each Licensed Product, without regard to the number of jurisdictions in which the Product is made, used or sold.

3.5 Payments.  All royalty payments due to Licensor under this Section 3 shall be due and payable by Licensee within forty-five (45) days after the end of each calendar quarter in which this Agreement is in effect, and shall be accompanied by a royalty report as set forth in Section 4.1.    All payments to Licensor shall be in United States Dollars, and shall be paid in accordance with written instructions provided by Licensor.  Royalties and other payment obligations with respect to Net Sales invoiced in any currency other than U.S. Dollars shall be computed by converting such Net Sales amounts into U.S. Dollars using the exchange rates quoted in the Wall Street Journal, in accordance with the procedures ordinarily used by Licensee throughout its organization in converting foreign currency sales in its normal business operations, which procedures shall be in accordance with generally accepted accounting principles in the United States.  If any amount owed to Licensor under this Agreement is paid after the due date for such payment amount, Licensee shall also pay to Licensor interest on such late payment, from the due date until the actual payment date, at an interest rate per annum equal to the prime rate of interest, as reported by The Wall Street Journal on the last business day of the applicable payment period, plus three hundred basis points.

3.6 Payments After License Termination.  After the license expires or terminates, Licensee will continue to submit earned royalty payments and reports as required by this Agreement, until Licensed Product(s) in inventory as of notice of termination have been sold as if this Agreement were still in effect, and provided that Licensee shall in any event cease selling License Products on the date [*] after expiration or termination (except as may otherwise be permitted by Licensor in writing).

SECTION 4. REPORTS AND RECORDS

4.1Reports and Payment Schedule.   Within twenty-five (25) days after the end of each calendar quarter in which this Agreement is in effect, Licensee shall provide Licensor a non-binding written estimate of the amounts of royalties payable to Licensor based on sales of Licensed Products in the prior calendar quarter.  Within forty-five (45) days after the end of each calendar quarter in which this Agreement is in effect, Licensee shall deliver to Licensor, full, a written statement setting forth the amounts of Licensed Products sold or otherwise commercialized by Licensee (and its Affiliates, distributors and sublicensees) in the such quarter, the calculation of Net Sales based upon such sales or other commercialization of

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Licensed Products during such quarter, and the calculation of total royalties payable based thereon. With each report, Licensee shall pay to Licensor the royalties due and payable.  If no royalties are due, Licensee shall so report.

4.2Records; Inspection.  Licensee shall keep complete, true and accurate books of account and records of all the information relating to the sale or other commercialization of Licensed Products in the Territory, including underlying the reports required in Paragraph 4.1, and of the Licensed Products sold or commercialized and by whom, for the purpose of determining the royalty amounts payable under this Agreement.   Such books and records must be kept maintained and accessible for at least [*] years following the end of the calendar quarter to which they pertain.  Such records will be open for inspection during such period by a representative or agent of Licensor for the purpose of verifying the royalty statements and amounts or royalties owed under this Agreement. Such inspections may be made at reasonable times during regular business hours during the life of the Agreement and after its termination or expiration until the foregoing three year period has expired. Licensor shall give at least ten (10) business days’ notice of inspection.  If the inspection shows an underpayment by Licensee, then Licensee promptly shall pay to Licensor the amount of the underpayment plus interest (as provided in Section 3.5) within 30 days of the inspection report.  Licensor shall bear the costs and expenses of inspections conducted under this Paragraph 5.2 unless a variation or error producing an underpayment in royalties payable exceeding [*] of the amount payable for any quarter is established in the course of any such inspection, whereupon all costs relating to the inspection will be paid by Licensee.

SECTION 5.  SUPPLY OF MATERIALS

5.1Supply.  Licensor agrees to supply to Licensee the Materials needed by Licensee to commercialize Licensed Products in the Territory during the term of this Agreement, pursuant to the terms of this Section 5, and for so long as Licensor continues to commercialize Licensed Products.  Licensor agrees that it shall supply Materials exclusively to Licensee for such use in Licensed Products for sale by Licensee in the Territory.  Licensee agrees that it shall obtain Materials exclusively from Licensor hereunder for use in making and commercializing Licensed Products in the Territory, provided such exclusivity commitment shall not apply during any period when Licensor is in material breach of its Materials supply obligations hereunder and has not cured such breach with prior notice from Licensee of the breach.  Any purchase of Materials under this Agreement by Licensee shall constitute a sale and all title, ownership and rights in such Materials delivered by Licensor shall pass to Licensee upon such purchase, subject to the other terms of this Agreement.  Licensee agrees that it shall not resell or transfer Materials for any use or purpose other than as part of Licensed Products sold in the Territory.

5.2Materials Price.  The Materials will be supplied by Licensor in bulk quantities to Licensee at prices of [*] above the Licensor’s fully allocated manufacturing cost for each individual Materials.  Prices of individual component Material prices are to be communicated on an as needed basis.

5.3Purchase Orders.  All purchases made by Licensee from Licensor hereunder shall be subject to the following conditions of delivery:

a.  Licensee shall order Materials to be purchased, by submitting a purchase order for the amount to be ordered, on a form of purchase order reasonably acceptable to Licensor.  Any terms of such purchase order that conflict with the terms of this Agreement may be rejected by Licensor at any time. Any such purchase order shall specify the requested delivery date, which shall not be sooner than 30 days from the date of the order.  Licensor shall use reasonable efforts to accept any purchase

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

order submitted by Licensee, but shall not be obligated to supply Materials until a purchase order (or part thereof) is accepted in writing by confirmation.  Licensee shall be invoiced by Licensor for all purchases made by Licensee, on delivery by Licensor. Terms shall be net 30 days after date of delivery.

b.  Licensor shall deliver Materials furnished with the necessary labels or otherwise appropriately identified.

c.  All deliveries shall be Ex Works Licensor’s facility (Incoterms 2000).  Licensee shall be responsible for arranging shipment (to its desired facility in the United States) of Materials delivered by Licensor, and for all export, import and transfer licenses and permits, and all duties and other customs or government charges.  Licensor shall cooperate reasonably with Licensee in facilitating shipment, through Licensee’s selected shipping agent.

d.  Materials delivered by Licensor that do not meet, on delivery by Licensor, the Specifications established by Licensor, will be free of charge replaced by Licensor within twelve (12) weeks after receipt of written complaint, provided such written complaint is submitted to Licensor within [*] after receipt of the Materials at Licensee's premises, and provided that such written complaint specifies in detail the basis for Licensee’s belief that the Materials do not meet such specifications. For the avoidance of doubt, (i) any non-conformity of delivered Materials that is caused by improper storage, shipment, misuse, mishandling, or other cause outside of the control of Licensor shall be the responsibility of Licensee, and Licensor shall have no obligation above for such non-conformity, and (ii) the costs of transport for the return of rejected Materials (to the extent requested by Licensor) are for the account of Licensor.

e. Licensor shall use reasonable efforts to inform Licensee about any improvements or new developments with respect to the Materials, to the extent that Licensor learns of and has the ability to disclose same.

f. On a calendar quarter basis, Licensee shall provide Licensor with a written forecast (each, a “Forecast”) of Licensee’s best, good faith estimate of its requirements of the Materials for the following [*] forthcoming calendar months and shall update such forecast on quarterly basis, which update should be available at least one calendar week before the start of the new quarter.  Such Forecasts shall not be binding on either Party.

g.  The Licensee agrees to place the first bulk purchase order for at least fifty thousand ($50,000.00) U.S. dollars worth of Materials at a date mutually agreed upon between the two Parties.

h. Licensor and Licensee are aware that the continuity of supply of the Materialsis essential to produce the Licensed Products.  Licensor will inform Licensee as soon as possible, but at least with [*] months prior written notice, of any planned intent to discontinue the manufacture and/or supply of the Materials, and as soon as possible of any likely or real inability to manufacture and/or supply the Materials in amounts reasonably needed to supply the most recent Forecast.

i. In order to secure the continuous supply of the Materials, Licensor has agreed to manufacture and provide to Licensee, for storage and subsequent use by the Licensee, an amount of Materials up to approximately [*] supply, as forecasted by Licensee, provided that Licensee pays in advance for the manufacture and delivery

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

of such inventory (at the standard purchase price for Materials, to be quoted by Licensor for the amount ordered) of such Materials, and subject to a reasonable delivery schedule.  Licensee shall be responsible to store such Materials in good condition, and Licensee is solely responsible for such Materials after delivery, including any expiration of such stored Materials or for the harm, loss or destruction to any such stored Materials that occurs.

5.4 Marketing Materials.  Licensor agrees to provide Licensee with access to a copy of its currently available marketing materials on the Lp-PLA2 ELISA test.  During the term of this Agreement, Licensee may utilize the information in such marketing and promotional materials referencing the use of the Licensor’s Materials in its Licensed Products, provided that Licensee makes clear in all its marketing materials that Licensee is the manufacturer, marketer and distributor of the Licensed Products.

5.5Limited Trademark License.  Licensor agrees to grant Licensee a limited license to use the Licensor trademark listed on Exhibit B (“Licensed Mark”) solely on Licensee packaging of Qualified Products and on marketing materials used for promotion of Qualified Products in the Territory, provided that:  (a) Licensee obtains Licensee prior written consent of each particular item (such as product package or marketing brochure) on which the Licensed Mark will be used, which consent may be withheld at Licensor’s discretion, in order to maintain the quality of the mark; and (b) Licensee does not use any Licensed Mark except on a package or marketing material that has been approved by Licensor as provided in the above clause (a); and (c) Licensee provides Licensor, on written request, with a sample of each and every item bearing a Licensed Mark (including a sample of actual Qualified Product for sale) that Licensee is at the time using or distributing, for Licensor’s review to assure that the Licensed Product and the items bearing the marks are of sufficient and appropriate quality, to preserve Licensor’s rights in the Licensed Marks.  Licensor shall have the right to terminate the foregoing trademark license if it determines that (x) Licensee has violated any of the terms of this Paragraph 5.5, or (y) Licensee’s use of Licensed Marks is in a manner that has materially adversely affected, or likely will adversely affect, Licensor’s rights in a Licensed Mark.  For clarity, Licensee covenants that it and its Affiliates, distributors and sublicensees shall not, in marketing, promoting or selling Licensed Products, make any reference to Licensor and or any indication that Licensor approves the quality or performance of any Licensed Products.

SECTION 6.  TERM AND TERMINATION

6.1Term. This Agreement shall become effective as of the Effective Date and shall expire at the date ten (10) years from the Effective Date, or shall terminate earlier on termination of Agreement pursuant to Sections 6.1, 6.2 and 6.3.

6.2Termination of Agreement by Licensee. Licensee may terminate this Agreement for convenience at any time on [*] written notice to Licensor.

6.3Termination of Agreement by Licensor.  Not earlier than [*], Licensor may terminate the Agreement and the licensed rights granted hereunder to Licensee with respect to Licensed Products if the Licensee does not continue to commercialize the mass assay Licensed Products [*] using commercially reasonable efforts (taking into account delays in Licensee’s ability to obtain regulatory approval of Licensed Product due to regulatory issues out of Licensee’s control, provided Licensee continues to use commercially reasonable efforts to obtain such approval), such termination on [*] prior written notice to Licensee.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

6.4Termination for Breach.  This Agreement may be terminated:

a.

by a Party forthwith by giving notice in writing to that effect to the other Party if the other Party is in breach of its obligations under this Agreement and fails to remedy such breach within [*] ([*] for a breach of a payment obligation) after receiving a written notice which clearly identifies and gives details of the relevant breach; or

b.

by a Party forthwith by giving notice in writing to that effect to the other Party if the other Party enters into bankruptcy or liquidation or members’ voluntary liquidation, or has a receiver, liquidator or administrator appointed over the whole or any part of its assets, becomes insolvent or is otherwise unable to pay its debts as they fall due.

6.5Effect of Termination of Agreement.  Upon termination of this Agreement or any of the licenses hereunder for any reason, reports in accordance with Section 4.1 shall be submitted to Licensor and all royalties and other payments, accrued or due to Licensor as of the termination date shall become due and payable.  Licensee shall cease all manufacture, sales, commercialization and other uses of Licensed Products upon such termination.  The termination or expiration of this Agreement or any license granted hereunder shall not relieve Licensee of obligations arising before such termination or expiration.   Licensee shall return to Licensor, or at Licensor’s option destroy, the Materials in its possession or control and shall return all Confidential Information relating thereto.  Termination of this Agreement shall be without prejudice of any rights of either party against the other which may have accrued up to the date of such termination.

6.6Inventory.  Upon expiration or termination of this Agreement (except for termination by Licensor under Section 6.4(a)), Licensee may complete and sell any completed inventory of Licensed Products that exist as of the effective date of termination provided that Licensee pays Licensor the applicable running royalty or other amounts due on such Net Sales in accordance with the terms and conditions of this Agreement, (ii) Licensee shall complete and sell all such inventory of Licensed Products within [*] after the effective date of termination, and (iii) Licensee shall pay to Licensor the royalties set forth in Section 3.3 for Net Sales of any Licensed Product that was in inventory or on the date of expiration or termination of the Agreement.

SECTION 7.  CONFIDENTIAL INFORMATION

7.1Responsibilities. “Confidential Information” of a particular Party shall mean any information, which may include but not limited to data, techniques, protocols or results, or business, financial, commercial or technical information, that is disclosed by such Party (the “Discloser” as to such information) to the other Party (the “Recipient” as to such information) and is identified in writing as confidential at the time of disclosure.   The term Confidential Information shall also include (with respect to Licensor) all information relating to the Materials, and (as to both Parties) the terms and conditions of this Agreement.

7.2Ownership. All written documents containing Confidential Information and other material in tangible form received by Recipient under this Agreement shall remain the property of the Discloser Party.  Upon request of the Discloser, the Recipient shall return such documents to the Discloser or provide evidence of their destruction, provided that a Recipient may keep a copy of Confidential Information of the other Party as needed to exercise its rights or perform or evidence its obligations under this Agreement.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

7.3Future information and inventions.   All invention disclosures, scientific data, and business information received by a Party from the other Party under this Agreement shall be considered the Confidential Information of the Discloser.

7.4 Exceptions.   Notwithstanding the foregoing, the term Confidential Information shall not include particular information that:

a.	at the time of disclosure had been previously published or was otherwise in the public domain through no fault of Recipient;
b.	becomes public knowledge after disclosure unless such knowledge results from a breach of this Agreement;
c.	was already in Recipient’s possession prior to the time of disclosure as evidenced by written records kept in the ordinary course of business or by proof of actual possession thereof; or
d.	is independently developed without access to and use of the any Confidential Information of Discloser.

Notwithstanding the foregoing, a Recipient may disclose particular Confidential Information of the other Party to the extent such disclosure is required by applicable law or court order, provided that such Recipient gives the Discloser reasonable prior notice of such disclosure requirement, so that Disclosure has adequate time to seek and obtain a protective or other order quashing or limiting the disclosure, and that Recipient only discloses such information as is required to be disclosed, taking into account any such protective or other order that is obtained.

SECTION 8.  WARRANTIES, ENFORCEMENT, INDEMNIFICATIONS

8.1 Licensor warrants that, to its current knowledge, it has not previously granted any license or supply rights in the Territory with respect to Licensed Product that would conflict with the license and supply rights granted by this Agreement.

8.2Licensee covenants and warrants that it shall use the Materials in compliance with all relevant laws and governmental guidelines and with all terms of this Agreement.

8.3 Except for the representations and warranties expressly made by Licensor in this Agreement, the Materials are supplied and licensed on an “as is” basis, and Licensor makes no, and hereby disclaims all, representations, warranties or conditions, express or implied or by statute, including without limitation any warranties with respect to:

a.	market readiness, merchantability, or fitness for any use or purpose;

b.	operational state, character, quality, or freedom from defects; or

c.non-infringement of rights of third parties under present or future patents.

8.4Licensee shall indemnify, hold harmless and defend Licensor, and its officers, employees and agents and their respective affiliates, successors, heirs and assigns (the "Licensor Indemnitees") against any and all liability, damage, loss, judgment, cost or expense (including attorneys fees and expenses of litigation) (“Costs”) incurred by or imposed upon the Licensor Indemnitees or any one of them in connection with or resulting from any claims, suits, actions, demands or proceedings (“Claims”) by a third party against a Licensor Indemnitee arising out of the development, manufacture, use, marketing, promotion

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

or sale of or any other dealing in any of the Materials and/or Licensed Product by or on behalf of the Licensee or its Affiliate, distributor or sublicensee or subsequently by any customer or any other person. Licensee’s indemnification obligation shall not apply to any liability, damage, loss or expense to the extent that it is directly attributable to intentional misconduct or gross negligence of Licensor or the Licensor Indemnitees.

8.5Licensor shall indemnify, hold harmless and defend Licensee and its officers, employees and agents and their respective successors, heirs and assigns (the "Licensee  Indemnitees") against any Costs incurred by or imposed upon the Licensee Indemnitees or any one of them in connection with any Claims brought by a third party against a Licensee Indemnitee to the extent arising out of  any  breach of warranty or representation by, or the gross negligence or intentional misconduct, of Licensor.  Licensor’s indemnification obligation shall not apply to any Costs or Claims to the extent that directly attributable to breach of warranty or representation by, or the gross negligence or intentional misconduct of Licensee or the Licensee Indemnitees, or the breach of this Agreement by Licensee.

8.6Limitation of Liability. EXCEPT WITH RESPECT TO DAMAGES AND REMEDIES FOR A PARTY’S BREACH OF ITS OBLIGATIONS UNDER SECTION 6 OR PARAGRAPHS 5.5 OR 8.2, IN NO EVENT SHALL EITHER PARTY OR ANY OF ITS AFFILIATES OR ANY OF DIRECTORS, OFFICERS,  EMPLOYEES AND AGENTS BE LIABLE TO BE LIABLE TO THE OTHER PARTY FOR INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES OF ANY KIND ARISING IN ANY WAY OUT OF THIS AGREEMENT OR THE LICENSE OR RIGHTS GRANTED HEREUNDER, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, INCLUDING WITHOUT LIMITATION ECONOMIC DAMAGES OR INJURY TO PROPERTY OR LOST PROFITS, REGARDLESS OF WHETHER A PARTY  SHALL BE ADVISED, SHALL HAVE OTHER REASON TO KNOW, OR IN FACT SHALL KNOW OF THE POSSIBILITY OF THE FOREGOING.

SECTION 9.  GENERAL

9.1Independent Contractor.   The Parties agree that each Party is an independent contractor acting for its own account and that their relationship shall not constitute or create, or be deemed to be, a joint venture, partnership, or agency.  Neither Party is authorized on behalf of the other Party to make any statements, representations or warranties, or to enter into any contracts or commitments, or otherwise act on the other’s behalf unless authorized in writing.

9.2Force Majeure.  Neither Party shall be held liable or responsible to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement (other than payment of amounts owed) if such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party, including without limitation, fire, floods, embargoes, war, acts of war (whether war is declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority or the other Party, provided that such performance by the Party shall be excused only to the extent of and during the reasonable continuance of such causes and provided the Party uses good faith efforts to continue to perform, notwithstanding the causes, to the extent reasonably possible.

9.3Entire Agreement; Construction; Modifications.  This Agreement constitutes the entire understanding between the Parties related to this Agreement and supersedes and merges all prior understandings and all other proposals, letters, agreements, oral or written.  The Parties further agree that there are no other inducements, warranties, representations or agreements regarding the matters herein between the Parties except as expressly set in this

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Agreement.  This Agreement may not be modified, amended or altered in any manner except by a written agreement signed by both Parties, and any attempt at oral modification shall be void and of no effect.

9.4 Assignment.  Neither Party may assign or transfer this Agreement or any obligation incurred hereunder, whether voluntarily or by operation of law, without the prior written approval of the other Party, which approval shall not be unreasonably withheld; provided, however, that a Party may assign this Agreement without such consent to its successor in interest in connection with a merger, acquisition or sale of all or substantially all of the assets of such Party. Any assignee or successor in interest of either Party shall assume all obligations of its assignor or predecessor under this Agreement.  Any attempted assignment or transfer in contravention of this provision shall be void and of no force and effect.  No assignment shall relieve either Party of responsibility for the performance of any accrued obligation which such Party then has hereunder.

9.5 Waiver.  The waiver or failure of either Party to exercise any right in any respect provided for herein shall not be deemed to be a waiver of any further right hereunder.

9.6Governing Law; Severability.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to choice of law principles. In the event any provision of this Agreement is held by a tribunal of competent jurisdiction to be contrary to law, the remaining provisions of this Agreement will remain in full force and effect.

9.7Dispute Resolution/Arbitration.   The Parties agree to attempt to settle any dispute which might arise under this Agreement in an amicable and businesslike manner through informal discussion between themselves.  If discussion between the authorized representatives of the Parties does not produce a resolution of any dispute arising out of or in connection with this Agreement within a reasonable time, then the Parties agree to submit to Arbitration in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association, except as modified in this Section.  The arbitration tribunal shall consist of three (3) neutral arbitrators.  Each Party shall nominate in the request for arbitration one (1) arbitrator and the two (2) arbitrators so named will then jointly appoint the third arbitrator as chairman of the arbitration tribunal.    If one Party fails to nominate its arbitrator or, if the Parties’ arbitrators cannot agree on the person to be named as chairman within sixty (60) days, the President of the American Arbitration Association shall make the necessary appointments for arbitrator or chairman.  The decision of the arbitration tribunal must be in writing and must specify the basis on which the decision was made, and the award of the arbitration tribunal shall be final and judgment upon such an award may be entered in any competent court or application may be made to any competent court for judicial acceptance of such an award and order of enforcement.  The place of any arbitration proceeding or hearing under this Agreement shall be in Chicago, IL. All fees and costs charged by the American Arbitration Association in connection with such arbitration proceedings shall be equally shared by the Parties, or as the arbitrators may decide.

9.8Publicity.  No Party will make any announcement, press release or similar communication regarding the execution of this Agreement or the non-confidential subject matter of this Agreement, without the express written consent of the other.

9.9Survivability.  All provisions of this Agreement relating to confidentiality, non-disclosure, intellectual property, disclaimers, limitation of liability, indemnification, payment, and any other provisions which must survive in order to give effect to their meaning, shall survive the termination of this Agreement.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

9.10Notices.   Any notice provided pursuant to this Agreement, if specified to be in writing, shall be in writing and shall be deemed given: (i) if by facsimile, hand delivery or by delivery service, upon receipt thereof; or (ii) if mailed, three days after deposit in the mail, postage prepaid.  All notices shall be addressed to the Parties at the addresses specified below or at such other addresses as either Party may in the future specify in writing to the other.

To Licensee:	To Licensor:

OriGene Technologies, Inc.	diaDexus, Inc.
9620 Medical Center Dr., Suite 200	349 Oyster Point Boulevard
Rockville, MD 20850	South San Francisco, CA 94080-1913
Attention: Legal Department	Attention: President
Fax: 301-340-8606	Fax: _____________

9.12Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Party.

9.13Headings.  The section headings appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or intent of such Section, or in any way affect this Agreement.

9.14Guarantee.  Licensee shall be responsible for, and hereby guarantees, the performance of all the obligations under this Agreement by all Licensee Affiliates.

[signature page follows]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives, to be effective as of the date first set forth above.

ORIGENE TECHNOLOGIES, INC.		DIADEXUS, INC.

By:	/s/ Wei-Wu He	By:	/s/ Lori Rafield, Ph.D.

Date:	September 4, 2015	Date:	September 4, 2015

WUXI ORIGENE BIOTECHNOLOGY CO., LTD

By:	/s/ Wei-Wu He

Date:	September 4, 2015

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

EXHIBIT A

Materials

I)	Materials needed for the production of mass assay Licensed Product

Description	Part Number	diaDexus Test Method /release Specifications
[*]	[*]	[*]

Materials Specifications:  the Materials will be released as per diaDexus Test Methods which include the release Specifications.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

EXHIBIT B

Licensed Marks

PLAC® and PLAC® Design (solely for use with Elisa assay)

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.